Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Current Report on Form 8-K (Amendment No. 1) and the incorporation by reference in the Registration Statement of JetPay Corporation and its Subsidiaries on Post-Effective Amendment No. 3 to Form S-3 (No. 333-187339) and Form S-8 (File No. 333-208430), of our report dated March 22, 2016 relating to the audited consolidated financial statements of CollectorSolutions, Inc. and subsidiary as of December 31, 2015 and 2014 and for the years then ended and our report dated June 3, 2016 relating to the reviewed consolidated financial statements of CollectorSolutions, Inc. and subsidiary as of March 31, 2016 and 2015 and for the three month periods then ended.

/s/ Saltmarsh Cleaveland & Gund

Pensacola, FL
August 11, 2016